Execution Version

AMENDMENT NO. 4

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 4 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of August 3, 2021, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), a Texas Corporation, and INVESCO ADVISERS, INC. (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated December 20, 2004 (the “Agreement”) with respect to the Covered Funds; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Notice Amendment. Section 9 to the Agreement is hereby amended and restated as follows:

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

If to VALIC:	With a copy to:

The Variable Annuity Life Insurance Company Attn: Mutual Fund Legal 2919 Allen Parkway Houston, Texas 77019	SunAmerica Asset Management, LLC Attn: General Counsel Harborside 5,185 Hudson Street, Suite 3300 Jersey City, NJ 07311

If to SUB-ADVISER

Invesco Advisers, Inc.
11 Greenway Plaza
Houston, Texas 77046

2.	Schedule A Amendment: Schedule A to the Sub-Advisory Agreement is hereby amended and restated as attached hereto.

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 4 as of the date first above

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		INVESCO ADVISERS, INC.

By:	/s/ THOMAS M. WARD	By:	/s/ NICOLE FILINGERI
Name:	Thomas M. Ward	Name:	Nicole Filingeri
Title:	Authorized Signatory	Title:	Vice President

SCHEDULE A

Effective August 3, 2021

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by Sub-Adviser, and payable monthly:

Covered Fund	Fee
Global Real Estate Fund	0.45% on the first $250 million 0.40% on the next $250 million 0.35% over $500 million